STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of the 28th day of October, 2009 by and among Magellan Alpha Investments, Corp., a Marshall Island corporation (“Seller”), Michael Rabinowitz (“Rabinowitz”), Clifford A. Teller (“Teller”), Lawrence C. Glassberg (“Glassberg”), Christopher J. Fiore (“Fiore”), Edward Rose (“Rose”), James Siegel (“Siegel”), and Timothy G. Murphy (“Murphy” and together with Rabinowitz, Teller, Glassberg, Fiore, Rose and Siegel, “Purchasers”).

     W I T N E S S E T H:

WHEREAS, Rabinowitz desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, Three Hundred Fifty-Four Thousand and Forty-Six (354,046) shares of the Common Stock, par value $0.001 per share (the “Common Stock”), of BTHC X, Inc., a Delaware corporation (the “Company”), for a purchase price of Twenty-Five Thousand U.S. Dollars ($25,000.00);

WHEREAS, Teller desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, Three Hundred Fifty-Four Thousand and Forty-Six (354,046) shares of the Common Stock of the Company, for a purchase price of Twenty-Five Thousand U.S. Dollars ($25,000.00);

WHEREAS, Glassberg desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, Three Hundred Fifty-Four Thousand and Forty-Six (354,046) shares of the Common Stock of the Company, for a purchase price of Twenty-Five Thousand U.S. Dollars ($25,000.00);

WHEREAS, Fiore desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, Three Hundred Fifty-Four Thousand and Forty-Six (354,046) shares of the Common Stock of the Company, for a purchase price of Twenty-Five Thousand U.S. Dollars ($25,000.00);

WHEREAS, Rose desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, Three Hundred Fifty-Four Thousand and Forty-Six (354,046) shares of the Common Stock of the Company, for a purchase price of Twenty-Five Thousand U.S. Dollars ($25,000.00);

WHEREAS, Siegel desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, One Hundred Six Thousand Two Hundred and Thirteen (106,213) shares of the Common Stock of the Company, for a purchase price of Seventy-Five Hundred U.S. Dollars ($7,500.00);

WHEREAS, Murphy desires to purchase from Seller, and Seller desires to sell, transfer and convey to him, One Hundred Six Thousand Two Hundred and Thirteen (106,213) shares of the Common Stock of the Company, for a purchase price of Seventy-Five Hundred U.S. Dollars ($7,500.00) (the One Million Nine Hundred Eighty-Two Thousand Six Hundred and Fifty-Six (1,982,656) shares of Common Stock of the Company subject to this Agreement shall be collectively referred to as the “Subject Shares”).

THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows.

1.     PURCHASE AND SALE. Seller hereby agrees to sell, transfer and convey to each Purchaser, and each Purchaser hereby agrees to purchase from Seller, the number of Subject Shares set forth next to the respective names of the Purchasers below, free and clear of any and all liens, security interests, claims, charges or encumbrances of any nature whatsoever, for the respective purchase prices set forth below, payable in cash on the Closing Date:

Name of Purchaser	Number of Subject Shares	Purchase Price

Michael Rabinowitz	354,046	U.S. $25,000.00
Clifford A. Teller	354,046	U.S. $25,000.00
Lawrence C. Glassberg	354,046	U.S. $25,000.00
Christopher J. Fiore	354,046	U.S. $25,000.00
Edward Rose	354,046	U.S. $25,000.00
James Siegel	106,213	U.S. $ 7,500.00
Timothy G. Murphy	106,213	U.S. $ 7,500.00

2.     CLOSING OF SALE OF SUBJECT SHARES; CLOSING DELIVERABLES. The closing (the “Closing”) of the purchase and sale of the Subject Shares shall take place simultaneously with the signing of this Agreement (the “Closing Date”), at the offices of Seller or at such other place or time as the parties hereto may mutually agree upon. At Closing, (i) each Purchaser shall pay, in cash, the purchase price for the Subject Shares being purchased by him, in full, and execute such instruments, certificates, agreements and documents as may be reasonably required by Seller, and (ii) Seller shall deliver the original stock certificate representing the Subject Shares and duly executed stock power in favor of Purchasers evidencing the sale, transfer and conveyance of the Subject Shares by Seller to Purchasers and such other instruments as may be reasonably required by Purchasers and the transfer agent of the Company.

3.     REPRESENTATIONS, COVENANTS AND WARRANTIES OF PURCHASERS.

Each Purchaser represents and warrants, severally and not jointly, to Seller as follows:

A.     This Agreement is the valid and binding obligation of such Purchaser , enforceable against such Purchaser in accordance with its terms (except to the extent that enforcement may be affected by bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

B.     The execution, delivery and performance by such Purchaser of this Agreement will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of any applicable law to which such Purchaser is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which such Purchaser is a party or by which such Purchaser may be bound, or result in the creation of any lien upon any of the properties or assets of such Purchaser pursuant to any such term, or result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to such Purchaser or any of such Purchaser's assets or properties.

C.     Such Purchaser is acquiring the Subject Shares for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Such Purchaser understands that such Subject Shares are not registered under the Securities Act or any state securities laws, inasmuch as they are being acquired from Seller in a transaction not involving a public offering, and that under such laws and applicable regulations such Subject Shares may not be resold without registration under the Securities Act, unless pursuant to exemptions from registration under the Securities Act and any state securities laws.

D.     Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.     REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchasers as follows:

A.      Seller has the full corporate power and authority to enter into this Agreement. The execution, delivery and performance by Seller of this Agreement have been authorized by all requisite corporate action of Seller and will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of the charter or other governing documents of Seller, any applicable law to which Seller is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which Seller is a party or by which Seller may be bound, or result in the creation of any lien upon any of the properties or assets of Seller pursuant to any such term, or result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Seller or any of Seller's assets or properties.

B.      This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforcement may be affected by bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

C.     Seller owns, beneficially and of record, the Subject Shares, free and clear of any and all liens, security interests, claims, charges or encumbrances of any nature and, upon delivery of and payment for the Subject Shares as herein provided at Closing, Purchasers will acquire good and valid title thereto, free and clear of any and all liens, security interests, claims, charges or encumbrances of any nature whatsoever.

D.     Upon the consummation of the transactions contemplated by this Agreement and immediately after the Closing, the Company will have issued and outstanding Five Million Eight Hundred Thirty-Nine Thousand Nine Hundred and Thirty Three (5,839,933) shares of Common Stock (inclusive of the Subject Shares).

5.     CONDITIONS TO THE COMPANY’S OBLIGATIONS TO CLOSE. Seller’s obligation hereunder to sell, transfer and convey the Subject Shares to Purchasers is subject to the satisfaction, on or before the Closing Date, of the following conditions, and Purchasers shall cause such conditions to be fulfilled:

A.     Seller shall have received from Purchasers payment in full of the purchase price for the Subject Shares.

B.     The sale and issuance of the Subject Shares by Seller to Purchasers shall not be prohibited by any applicable law or governmental regulation.

C.     All documents necessary to implement the transactions contemplated herein shall have been executed and/or delivered by Purchasers to Seller and shall be satisfactory in form and substance to Seller.

D.     The representations and warranties of Purchasers contained in this Agreement shall be true and correct when made and at the time of the Closing as though made at such time, and Purchasers shall have performed or complied with the covenants, conditions and agreements contained in this Agreement at or prior to the Closing.

6.     CONDITIONS TO PURCHASERS’ OBLIGATIONS TO CLOSE. Purchasers' obligation hereunder to purchase the Subject Shares from Seller is subject to the satisfaction, on or before the Closing Date, of the following conditions, and Seller shall use cause such conditions to be fulfilled:

A.     The representations and warranties of Seller contained in this Agreement or in connection with the transactions contemplated hereby, shall be true and correct when made and at the time of the Closing as though made at such time, and Seller shall have performed or complied with the covenants, conditions and agreements contained in this Agreement at or prior to the Closing.

B.     The sale and issuance of the Subject Shares by Seller to Purchasers shall not be prohibited by any applicable law or governmental regulation.

C.     Seller shall have delivered to Purchasers the original stock certificate representing the Subject Shares and duly executed stock powers in favor of Purchasers, respectively, evidencing the sale, transfer and conveyance of the Subject Shares by Seller to Purchasers.

7.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3 and Section 4 above shall survive and remain in effect for one (1) year following the Closing Date and the sale, transfer and conveyance of the Subject Shares.

8.     CONSENT TO AMENDMENTS. This Agreement may not be amended except in writing by Purchasers and the Company.

9.     FURTHER ASSURANCES. From time to time Purchasers will execute and deliver to Seller such other instruments, certificates, agreements and documents and will take such other action and do all other things as may be reasonably requested by Seller in order to implement or effectuate the terms and provisions of this Agreement.

10.     SUCCESSORS AND ASSIGNS. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto. This Agreement shall not be assignable by Purchasers or Seller.

11.      GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

12.     COUNTERPARTS.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, Purchasers and Seller have each executed this Agreement as of the date first above written.

PURCHASERS:	SELLER:

MAGELLAN ALPHA INVESTMENTS, CORP.

/s/ Michael Rabinowitz	By:	/s/ George Syllantavos
MICHAEL RABINOWITZ		Name: George Syllantavos
Title: President
/s/ Clifford A. Teller
CLIFFORD A. TELLER

/s/ Lawrence C. Glassberg
LAWRENCE C. GLASSBERG

/s/ Christopher J. Fiore
CHRISTOPHER J. FIORE

/s/ Edward Rose
EDWARD ROSE

/s/ James Siegel
JAMES SIEGEL

/s/ Timothy G. Murphy
TIMOTHY G. MURPHY